EXHIBIT 99.1

Press Release

Bio-Rad Appoints John Goetz as Chief Operating Officer and Announces Other Executive Appointments

HERCULES, CA - October 1, 2014 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostics products, today announced the recent appointment of Mr. John Goetz as Chief Operating Officer. In his new role Mr. Goetz is responsible for all operating functions of the company on a global basis, including the Clinical Diagnostics and Life Science segments as well as global sales.

The company also announced that Mr. John Hertia was appointed as Executive Vice President and President of the Clinical Diagnostics Group. Mr. Hertia succeeds Mr. Goetz in leading the company’s worldwide Clinical Diagnostics business. In addition, Ms. Shannon Hall was appointed Executive Vice President and President of the Life Science Group. Prior to this position, Ms. Hall was Vice President and General Manager of the Lab Separations Division in the Life Science Group.

Mr. Goetz has been with Bio-Rad for 40 years and has served in various capacities throughout that time including Division Manager of Quality Systems and Group Operations Manager. In 1999, Mr. Goetz led the company’s integration efforts of the newly acquired Pasteur Sanofi Diagnostics business. In 2000, he was appointed to head the Clinical Diagnostics Group.

“Mr. Goetz has served the company in many capacities over the years and is well suited to this new position,” said Norman Schwartz, Bio-Rad President and CEO. “We are confident that John has the experience and knowledge needed to move the business forward,” he added.

Mr. Hertia began his career with Bio-Rad 32 years ago and has held various positions at the company including Regional Sales Manager, Marketing Manager and later Division Manager of the U.S. Sales Division. He was the Clinical Diagnostics Group’s first Business Development and Strategic Marketing Manager and in 2000, he assumed responsibility of the Clinical Diagnostics Group’s U.S. Operations. In 2006, Mr. Hertia transferred to the company’s Life Science Group as Group Operations Manager. Most recently, Mr. Hertia led the company’s global ERP initiative.

Ms. Hall has been with Bio-Rad for 22 years and during that time has held several marketing positions in the Life Science Group beginning with Product Manager and later Business Unit Marketing Manager of the Molecular Biology Business Unit. In 2003, she was named Division Marketing Manager for the Gene Expression Division. In 2007, she transferred to the position of Division Marketing Manager for the Laboratory Separations Division. For the last six years, Ms. Hall led the Lab Separations Division.

“We are pleased to have Mr. Hertia lead our Clinical Diagnostics Group as well as Ms. Hall assume the lead of the Life Science Group,” said Mr. Goetz. “Both individuals have broad backgrounds at Bio-Rad and have played active roles in the growth and expansion of the company. We look forward to building on that success.”

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs approximately 7,750 people worldwide and had revenues exceeding $2.1 billion in 2013. For more information, visit our website at www.bio‑rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Press Contacts:
Bio-Rad Laboratories, Inc.
Tina Cuccia, Corporate Communications
510-724-7000
tina_cuccia@bio-rad.com